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                  International Controls Corp.
                    2016 North Pitcher Street
                   Kalamazoo, Michigan  49007




                          April 6, 1994




Mr. Jay H. Harris
550 South Ocean Boulevard
Apt. 2203
Boca Raton, Florida  33432

          Re:  Employment Agreement, Effective as of
               July 1, 1992 (the "Employment Agreement"), between International Controls Corp.
               and Jay H. Harris

Dear Jay:

          This will confirm our waiver of the requirement, set forth in Section 1.1 of the Employment Agreement, that notice of termination of the Employment Agreement must be given 60 days prior to the end of the then current Term (as defined in the Employment Agreement). We agree that such notice may be given by either party at any time and the Agreement will terminate 60 days after the receipt of such notice. This waiver shall not constitute a waiver of any other rights of either party under the Employment Agreement and, except as modified by this waiver, the provisions of the Employment Agreement remain in full force and effect.

          If the foregoing is consistent with your understanding, please so indicate by signing below.

                              Very truly yours,

                              International Controls Corp.


                              By:      /s/ David R. Markin
                                 -------------------------------
                                 Name:   David R. Markin
                                 Title:  President

AGREED AND ACKNOWLEDGED:

    /s/ Jay H. Harris
- - -----------------------------
      Jay H. Harris